Exhibit 99.1

PRIMERICA REPORTS FIRST QUARTER 2022 RESULTS

Life-licensed sales force grew from the prior quarter end to 130,206

Term Life net premiums increased 9%; adjusted direct premiums increased 10% with sales remaining above pre-pandemic levels

Investment and Savings Products sales of $3.1 billion increased 7%

Continued headwinds in the Senior Health segment

Net earnings per diluted share (EPS) of $2.06 declined 16%; return on stockholders’ equity (ROE) of 16.2%

Diluted adjusted operating EPS of $2.11 declined 14%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 16.6%

Declared dividend of $0.55 per share, payable on June 14, 2022, and repurchased $99 million of common stock during the quarter

Duluth, GA, May 5, 2022 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended March 31, 2022.  Total revenues of $691.2 million increased 8% compared to the first quarter of 2021.  Net income attributable to Primerica of $81.4 million decreased 17%, while earnings per diluted share of $2.06 decreased 16% compared to the same period in the prior year.  ROE was 16.2% for the quarter.

Adjusted operating revenues were $692.6 million, a 9% increase compared to the first quarter of 2021. Adjusted net operating income of $83.3 million decreased 14%, while adjusted operating earnings per diluted share of $2.11 decreased 14% compared to the same period in the prior year. The decrease in adjusted net operating income was driven by a loss in the Senior Health segment of $19.0 million ($15 million after-tax), or $0.37 per share. ROAE was 16.6% in the current quarter.

First quarter results reflect continued revenue growth in the Term Life and Investment and Savings Products (ISP) segments, while income growth was constrained by several factors.  Term Life operating revenues increased 10% year-over-year with income before income taxes increasing 4%. As the quarter progressed, term life persistency and claims continued to normalize to pre-COVID levels.  In addition, insurance expenses were elevated year-over-year from adding the previously postponed biennial convention to our normal cycle of sales force leadership events. ISP operating revenues increased 8% year-over-year, while income before income taxes grew 2%.  Sales-based net revenues were lower than in the previous year period due to the expansion of sales force bonuses during 2021.  Asset-based revenues and expenses continued to grow in line with average client asset values, however market volatility during the quarter drove higher Canadian segregated fund DAC amortization in the period.  Results in the Senior Health segment reflect the Company’s deliberate efforts to slow growth as we assess changes necessary to build a successful business.  Results for each segment are addressed in greater detail below.

“We are pleased with the performance in our term life and ISP businesses, and the return of growth in the size of our sales force during the quarter,” said Glenn Williams, Chief Executive Officer. “Earnings growth during the quarter was pressured by heightened expenses as we catch-up on in person sales force leadership events.  Additional headwinds are also coming from market volatility for our ISP business and the continuing challenges in the Senior Health business.”

First Quarter Distribution & Segment Results

Distribution Results
	Q1 2022	Q1 2021	% Change
Life-Licensed Sales Force (1)	130,206	132,030	(1)%
Recruits	84,707	94,633	(10)%
New Life-Licensed Representatives	9,983	10,833	(8)%
Life Insurance Policies Issued	71,324	82,667	(14)%
Life Productivity (2)	0.18	0.21	*
ISP Product Sales ($ billions)	$3.07	$2.85	7%
Average Client Asset Values ($ billions)	$94.20	$83.13	13%
Senior Health Submitted Policies (3)	26,231	-	*
Senior Health Approved Policies (4)	23,594	-	*
Closed U.S. Mortgage Volume ($ million brokered)	$235.9	$262.3	(10)%

(1)

End of period.  The 2021 period includes an estimated 2,400 individuals who we expect will not pursue the steps necessary to convert a COVID-related temporary license to a permanent license or renew a license with a COVID-related extended renewal date.

(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month.
(3)	Represents the number of completed applications that, with respect to each such application, the applicant has authorized us to submit to the health insurance carrier.
(4)	Represents an estimate of submitted policies approved by health insurance carriers during the indicated period. Not all approved policies will go in force.

* Not calculated

Segment Results
	Q1 2022	Q1 2021	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$418,428	$382,027	10%
Investment and Savings Products	241,039	223,422	8%
Senior Health (1)	5,831	-	*
Corporate and Other Distributed Products (1)	27,276	31,289	(13)%
Total adjusted operating revenues (1)	$692,574	$636,738	9%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$91,576	$88,236	4%
Investment and Savings Products	64,560	63,363	2%
Senior Health (1)	(19,018)	-	*
Corporate and Other Distributed Products (1)	(27,943)	(24,263)	15%
Total adjusted operating income before income taxes (1)	$109,175	$127,336	(14)%

(1)	See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

* Not calculated

Life Insurance Licensed Sales Force

Sales force metrics are difficult to compare year-over-year due to COVID-related incentives in recruiting and special state licensing measures in the prior year period.  During the quarter, the Company recruited nearly 85,000 individuals, which is strong and demonstrates the attractiveness of the Primerica business opportunity in today’s workforce environment. Improved access to in-person exam preparation classes led to nearly 10,000 individuals obtaining a new life license during the first quarter of 2022 with the number of new licenses increasing each month during the quarter.  On March 31, 2022, the Company had a total of 130,206 independent life-licensed representatives, marking a shift to growth in the size of the life-licensed sales force on a sequential quarter basis.

Term Life Insurance

Sales volume has continued to normalize following a period of heightened client demand driven by COVID.  During the first quarter of 2022, the Company issued over 71,000 new term life insurance policies, which remained above pre-pandemic levels.  Productivity at 0.18 policies per life-licensed representative per month reflects typical first quarter seasonality and remains above the level seen prior to the pandemic in the first quarter of 2019.

First quarter revenues of $418.4 million increased 10% year-over-year, driven by 10% growth in adjusted direct premiums.  As persistency continued to normalize to pre-pandemic levels, particularly for policies issued in the last two years, the DAC amortization ratio increased to 15.3%, however, it remains below what was typically seen in the first quarter prior to the pandemic.  The impact of normalizing persistency on adjusted direct premiums, DAC amortization and benefit reserves, collectively, was consistent with the overall impact in the first quarter of 2021.  The benefit ratio was 62.1%, decreasing 180 basis points year-over-year as COVID-related net death claims declined throughout the quarter to an estimated $16 million, or $5 million lower than first quarter 2021.  The Company did not experience any significant non-COVID excess death claims during the quarter.

Insurance expenses increased $10.9 million, or 23% year-over-year.  Approximately half of the increase was driven by higher costs associated with the return to the normal cycle of sales force leadership events combined with planning for the biennial convention, which had been postponed due to the pandemic and rescheduled to June 2022.  The remainder of the increase was due to a combination of growth in the business, higher employee compensation costs from annual merit increases and higher agent-related costs as the Company returned to normal levels of in-person pre-licensing classes.

Investment and Savings Products

Total product sales during the quarter were $3.1 billion, a 7% increase compared to the first quarter of 2021.  Heightened market volatility during the period led to slower sales growth as the quarter progressed; nonetheless, net client inflows of $1.2 billion remained solid which reflects clients’ long-term approach to investing.  Client asset values on March 31, 2022, were $93.7 billion, up 9% year-over-year.

Revenues of $241.0 million during the quarter increased 8%, while pre-tax income of $64.6 million increased 2% compared to the prior year period.  Sales-based revenues increased 5% year-over-year, largely in line with growth in revenue-generating sales.  Sales-based commission expenses increased 9%, reflecting a higher level of sales force bonuses implemented in the second half of 2021 to reflect outstanding sales performance.  Asset-based revenues and commission expenses increased 12% and 14%, respectively, largely in line with average client asset values.  Canadian segregated fund DAC amortization was higher year-over-year from volatility in client asset values during the quarter.

Operating expenses increased $3.2 million, or 8% year-over-year, due to a combination of growth in the business and higher costs associated with sales force leadership events and the biennial convention.

Senior Health

The Company saw strong consumer demand during the Open Enrollment Period, which coincides with the first quarter.  As previously indicated, the Company deliberately limited the number of senior health licensed agents, which led to lower sales volume for the first quarter.  Approved policies were approximately 24,000 during the quarter.

The pre-tax operating loss of $19.0 million resulted primarily from a negative tail revenue adjustment of $19.1 million for policies approved in prior periods. The tail adjustment was driven by continued challenges with renewal rates for previous year policy cohorts and ongoing refinements to our revenue projection model.  Early performance for the 2022 policy cohort, which is largely comprised of policies issued during the Annual Election Period last quarter, has achieved expectations and showed improved performance over the prior year cohort.  The lifetime value of commissions (“LTV”) per approved policy was $862 for the first quarter and while contract acquisition costs were lower than in the fourth quarter of 2021, the reduction was more than offset by lower LTV for the period.  Given the high level of commissions typically paid by carriers in the first quarter, Primerica did not provide any funding to the Senior Health segment during the period.  The Company continues to work diligently to make operational adjustments in the business in light of widespread sector challenges.

Corporate and Other Distributed Products

During the first quarter, the segment recorded an adjusted operating loss before taxes of $27.9 million, increasing $3.7 million year-over-year.  The increase was largely revenue driven with net investment income in the segment decreasing $3.0 million as the allocation to Term Life was larger to support the growing block of business.  Commission revenues from third-party products sales, including mortgages which slowed due to rising interest rates, were $0.9 million lower year-over-year.

Adjusted operating benefits and expenses were largely unchanged compared to the prior year period as lower benefits and claims on closed blocks of business and lower third-party product commissions offset a $1.3 million increase in other operating expenses due higher employee compensation costs from annual merit increases.

Taxes

The effective tax rate remained relatively unchanged at 23.5% in the first quarter of 2022 compared to 23.7% in the first quarter of 2021.

Capital

During the first quarter, the Company repurchased 710,825 shares of common stock for $99.0 million.  The Company expects to repurchase a total of $306 million of common stock during 2022. The Board of Directors has approved a dividend of $0.55 per share, payable on June 14, 2022, to stockholders of record on May 20, 2022.

Primerica has a strong balance sheet, including invested assets and cash at the holding company of $260 million.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be about 440% as of March 31, 2022.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures.  Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business. Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted operating income before taxes, adjusted net operating income, and diluted adjusted operating earnings per share also exclude transaction-related expenses associated with the purchase of 80% of e-TeleQuote Insurance, Inc. and subsidiaries (collectively, “e-TeleQuote”) and adjustments to share-based compensation expense for shares exchanged in the business combination.  We exclude e-TeleQuote transaction-related expenses as these are non-recurring items that will cause incomparability between period-over-period results. We exclude adjustments to share-based compensation expense for shares exchanged in the business combination to eliminate period-over-period fluctuations that may obscure comparisons of operating results primarily due to the volatility of changes in the fair value of shares prior to the dates that can ultimately be redeemed. Adjusted operating income before income taxes and adjusted net operating income exclude income attributable to the noncontrolling interest to present only the income that is attributable to stockholders of the Company.  Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations and investors should not consider them in isolation or as a substitute for analysis of the

Company’s results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Friday, May 6, 2022, at 9:00 a.m. Eastern, to discuss the quarter’s results.  To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.  A replay of the call will be available for approximately 30 days.  This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of  sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; changes in federal,  state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios  or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; economic down cycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; due to our very limited history with e-TeleQuote, we cannot be certain that its business will be successful or that we will successfully address any risks not known to us that may become material; a failure by e-TeleQuote to comply with the requirements of the United States government’s Centers for Medicare and Medicaid Services and those of its carrier partners; legislative or regulatory changes to Medicare Advantage or changes to the implementing guidance by the Centers for Medicare and Medicaid Services; e-TeleQuote’s inability to acquire or generate leads on commercially viable terms, convert leads to sales or if customer policy retention is lower than assumed; e-TeleQuote’s inability to enroll individuals during the Medicare annual election period; the loss of a key carrier, or the modification of commission rates or underwriting practices  with a key carrier partner could adversely affect e-TeleQuote’s business; cyber-attack(s), security breaches or if e-TeleQuote is otherwise unable to safeguard the security and privacy of confidential data, including personal health information; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties.  We insured over 5.7 million lives and had over 2.7 million client investment accounts on December 31, 2021.  Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in the United States and Canada in 2021. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2022	December 31, 2021
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,705,131	$2,702,567
Fixed-maturity security held-to-maturity, at amortized cost	1,390,310	1,379,100
Short-term investments available-for-sale, at fair value	43,700	85,243
Equity securities, at fair value	39,531	42,551
Trading securities, at fair value	12,717	24,355
Policy loans	30,295	30,612
Total investments	4,221,684	4,264,428
Cash and cash equivalents	359,779	392,501
Accrued investment income	19,541	18,702
Reinsurance recoverables	4,240,481	4,268,419
Deferred policy acquisition costs, net	2,994,367	2,943,782
Renewal commissions receivable	213,175	231,751
Agent balances, due premiums and other receivables	251,477	257,675
Goodwill	179,154	179,154
Intangible assets	193,400	195,825
Income taxes	89,373	81,799
Operating lease right-of-use assets	46,129	47,942
Other assets	429,362	441,253
Separate account assets	2,696,891	2,799,992
Total assets	$15,934,813	$16,123,223

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$7,216,597	$7,138,649
Unearned and advance premiums	17,368	16,437
Policy claims and other benefits payable	574,850	585,382
Other policyholders' funds	515,830	501,823
Notes payable - short term	6,000	15,000
Notes payable - long term	592,303	592,102
Surplus note	1,389,811	1,378,585
Income taxes	217,327	241,311
Operating lease liabilities	52,078	53,920
Other liabilities	631,786	615,710
Payable under securities lending	93,171	94,529
Separate account liabilities	2,696,891	2,799,992
Total liabilities	14,004,012	14,033,440

Temporary Stockholders' Equity
Redeemable noncontrolling interests in consolidated entities	4,616	7,271

Permanent Stockholders' equity
Equity attributable to Primerica, Inc.:
Common stock	388	394
Paid-in capital	-	5,224
Retained earnings	1,980,467	2,004,506
Accumulated other comprehensive income (loss), net of income tax	(54,670)	72,388
Total permanent stockholders' equity	1,926,185	2,082,512
Total liabilities and temporary and permanent stockholders' equity	$15,934,813	$16,123,223

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
	2022	2021
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$798,666	$762,227
Ceded premiums	(399,885)	(395,973)
Net premiums	398,781	366,254
Commissions and fees	251,800	234,044
Net investment income	18,905	20,052
Investment gains (losses)	751	1,766
Other, net	20,989	15,595
Total revenues	691,226	637,711

Benefits and expenses:
Benefits and claims	187,069	183,789
Amortization of deferred policy acquisition costs	86,063	66,105
Sales commissions	133,924	121,894
Insurance expenses	59,509	48,766
Insurance commissions	7,721	8,740
Contract acquisition costs	20,649	-
Interest expense	6,853	7,145
Other operating expenses	86,435	72,963
Total benefits and expenses	588,223	509,402
Income before income taxes	103,003	128,309
Income taxes	24,239	30,437
Net income	$78,764	$97,872
Net income attributable to noncontrolling interests	(2,655)	-
Net income attributable to Primerica, Inc.	$81,419	$97,872

Earnings per share attributable to common stockholders:
Basic earnings per share	$2.07	$2.47
Diluted earnings per share	$2.06	$2.46

Weighted-average shares used in computing earnings per share:
Basic	39,221	39,456
Diluted	39,332	39,581

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended March 31,
	2022	2021	% Change
Total revenues	$691,226	$637,711	8%
Less: Investment gains (losses)	751	1,766
Less: 10% deposit asset MTM included in NII	(2,099)	(793)
Adjusted operating revenues	$692,574	$636,738	9%

Income before income taxes	$103,003	$128,309	(20)%
Less: Investment gains (losses)	751	1,766
Less: 10% deposit asset MTM included in NII	(2,099)	(793)
Less: e-TeleQuote transaction-related expenses	(900)	-
Less: Equity comp for awards exchanged during acquisition	(256)	-
Less: Noncontrolling interest	(3,668)	-
Adjusted operating income before income taxes	$109,175	$127,336	(14)%

Net income	$78,764	$97,872	(20)%
Less: Investment gains (losses)	751	1,766
Less: 10% deposit asset MTM included in NII	(2,099)	(793)
Less: e-TeleQuote transaction-related expenses	(900)	-
Less: Equity comp for awards exchanged during acquisition	(256)	-
Less: Noncontrolling interest	(3,668)	-
Less: Tax impact of preceding items	1,603	(231)
Adjusted net operating income	$83,333	$97,130	(14)%

Diluted earnings per share (1)	$2.06	$2.46	(16)%
Less: Net after-tax impact of operating adjustments	(0.05)	0.02
Diluted adjusted operating earnings per share (1)	$2.11	$2.44	(14)%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2022	2021	% Change
Direct premiums	$793,254	$756,514	5%
Less: Premiums ceded to IPO coinsurers	234,614	249,944
Adjusted direct premiums	558,640	506,570	10%

Ceded premiums	(398,446)	(394,550)
Less: Premiums ceded to IPO coinsurers	(234,614)	(249,944)
Other ceded premiums	(163,832)	(144,606)
Net premiums	$394,808	$361,964	9%

SENIOR HEALTH SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2022	2021	% Change
Loss before income taxes	$(23,085)	$-
Less: e-TeleQuote transaction-related costs	(399)	-
Less: Noncontrolling interest	(3,668)	-
Adjusted operating loss before taxes	$(19,018)	$-

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2022	2021	% Change
Total revenues	$25,928	$32,262	(20)%
Less: Investment gains (losses)	751	1,766
Less: 10% deposit asset MTM included in NII	(2,099)	(793)
Adjusted operating revenues	$27,276	$31,289	(13)%

Loss before income taxes	$(30,048)	$(23,290)	29%
Less: Investment gains (losses)	751	1,766
Less: 10% deposit asset MTM included in NII	(2,099)	(793)
Less: e-TeleQuote transaction-related expenses	(501)	-
Less: Equity comp for awards exchanged during acquisition	(256)	-
Adjusted operating loss before income taxes	$(27,943)	$(24,263)	15%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	March 31, 2022	December 31, 2021	% Change
Stockholders' equity (1)	$1,926,185	$2,082,512	(8)%
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	(66,439)	63,777
Adjusted stockholders' equity (1)	$1,992,624	$2,018,735	(1)%

(1)	Reflects the Company’s permanent stockholders’ equity and does not include temporary stockholders’ equity.